Exhibit 4.01.1

OFFICERS’ CERTIFICATE

OF

TRINITY INDUSTRIES, INC.

The undersigned, James Perry, does hereby certify that he is the Vice President and Treasurer of Trinity Industries, Inc., a Delaware corporation (the “Company”), and the undersigned, Chas Michel, does hereby certify that he is the Vice President, Controller and Chief Accounting Officer of the Company, and pursuant to Section 12.2 of the Indenture (the “Indenture,” with capitalized terms used in the Officers’ Certificate, as defined in the Indenture), between the Company and Wells Fargo Bank, National Association, as Trustee (the “Trustee” ), dated as of June 7, 2006, relating to the Company’s 3 7/8% Convertible Subordinated Notes Due 2036 (the “Notes”), do hereby certify that:

1. On May 15, 2006 the Company declared a 3-for-2 stock split in the form of a stock dividend (the “Stock Dividend”) to holders of record of the Company’s common stock (the “Common Stock”) as of May 26, 2006. As a result of the Stock Dividend, each holder of two shares of the Common Stock received one additional share of Common Stock as of the distribution date on June 9, 2006. The ex-dividend date for the Stock Dividend was June 12, 2006.

2. The initial Conversion Rate was 12.7648 and the initial Conversion Price under the Indenture was $78.34. Immediately after 9:00 a.m., New York City time, on June 13, 2006 (subject to further adjustment as provided in the Indenture), the Conversion Rate is 19.1472 and the Conversion Price is $52.23, calculated in accordance with Section 12.2(a) of the Indenture (collectively, the “ Conversion Rate Adjustment ”).

3. Such officers have read the provisions of the Indenture applicable to the Conversion Rate Adjustment, including, without limitation, Section 12.2 thereof.

4. The statements or opinions contained in this certificate are based on the undersigned’s review of the Indenture and certain other corporate documents and records.

5. We are of the opinion that we have made such examination or investigation as is necessary to enable us to express an informed opinion that the Conversion Rate Adjustment is permitted by the Indenture and whether or not the conditions precedent to Conversion Rate Adjustment have been complied with.

6. We are of the opinion that Conversion Rate Adjustment is permitted under the Indenture and that upon mailing a notice thereof to the holders of the Notes in accordance with the Indenture, all conditions precedent provided for in the Indenture relating to the Conversion Rate Adjustment have been complied with.

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IN WITNESS WHEREOF, the undersigned have executed this Officers’ Certificate as of this              day of June, 2006.

/s/ James E. Perry
Name: James Perry
Title: Vice President and Treasurer

/s/ Chas Michel
Name: Chas Michel
Title: Vice President, Controller and Chief Accounting Officer